US Department of Veterans Affairs	TASK/DELIVERY ORDER FOR SUPPLIES OR SERVICES	Page 1 of 18
Important: Mark all packages and papers with contract and or order numbers		

1. DATE OF ORDER	2. CONTRACT NO. (if any)	3. ORDER NO.	4. MODIFICATION NO.	5. REQUISITION NO.
See block 23 b.	VA101(094A3)-P-0275	VA101-G87014		101-08-1-8607-0002

6. NAME AND ADDRESS OF ISSUES OFFICE	7. NAME AND ADDRESS OF CONTRACTOR
US Department of Veterans Affairs Acquisition Operation Service 810 Vermont Avenue, NW Washington, DC 20420-0002	InferX Corporation 1600 International Drive, Suite 110 McLean, Virginia 22102 Attn: Dr. Jerzy Bala (703) 917-0880 ext. 226 Email: jbala@inferx.com

8. SHIP TO:	9. TYPE OF ORDER	10. SHIP VIA
	☐ RFP/RFQ ☐ TASK/DELIVERY ORDER MODIFICATION ☒ DELIVERY/TASK ORDER (The order is subject to instructions contained in attached continuation sheet and subject to terms and conditions of the above numbered contract.)	
13. NAME OF REQUISITION OFFICE DAS for A&MM (90)	14a. PLACE OF INSPECTION (Contractor/Gov't)	14b. PLACE OF ACCEPTANCE (Contractor/Gov't)

15. DELIVERED F.O.B. POINT ON OR BEFORE (Date)

16. DISCOUNT TERMS

17. SCHEDULE (See back for continuation and details)

ITEM NO. (a)	SUPPLIES OR SERVICES (b)	UNIT (c)	QTY ORDERED (d)	UNIT PRICE (e)	AMOUNT (f)
CLIN	**Project Title:** National Teleretinal Imaging Program automated system to assist in interpreting readings				
0001	**SERVICE:** The purpose of this initiative is to assist in the interpretation of readings taken in the Department of Veterans Affairs National Program for Diabetic Retinopathy Screenings accordance with the attached Statement of Work.	1	JOB		$96,032.57
0002	Travel		(NTE)		$6,370.00

18. ACCOUNTING AND APPROPRIATION DATA	19. PURCHASE ORDER NO.	17G. SUBTOTAL	$102,402.57
101-36X4537-8607-621100-2529 010020143	101-G87014		

Note:	20. MAIL INVOICE TO	17g. SUB TOTAL CARRIED FORWARD FROM BACK	
See billing instructions attached to task order	Financial Services Center (FSC) P.O. Box 149971 Austin, TX 78714 Phone: (877) 353-9791 Fax: (512) 460-5432	17h. GRAND TOTAL	$102,402.57

21. NAME OF CONTRACTING OFFICER	22. NAME OF OFFICER/CONTRACTOR
Phyllis Jackson, Contracting Officer	

23a SIGNATURE OF CONTRACTING OFFICER (United States of America)	23b DATE	24a SIGNATURE OF OFFERER/CONTRACTOR	24b Date

VA FORM
JUNE 2001 0737

The Statement of Work is attached and incorporated into the purchase order.
1. Invoicing Instructions: The contractor shall submit an invoice upon the completion of each task to the Financial Service Center (FSC) to initiate the certification and payment process. As a courtesy, please forward a copy of the invoice to both the Program Office and the Contracting Officer (CO) for the file. Travel shall be reimbursed, if approved in advance via written notice from the COTR, based on actual usage in accordance with GSA Federal Travel Regulations. Please forward invoices to the following FSC addresses or fax number only:

Regular Delivery Service:	Overnight Delivery Service:	Fax:

Financial Services Center (FSC) P.O. Box 149971 Austin, TX 78714	FSC 1615 E. Woodward Street Attn: Mail Prep Unit Austin, TX 78772	Financial Services Center (512) 460-5432

Please include the Purchase Order number on all invoices. For inquiries regarding payment, please contact the Vendor Inquiry Line toll free at: (877) 353-9791

2. Reporting Instructions: Reports shall be submitted in accordance with the SOW (If applicable).

3. COTR/TOPM Designations: The COTR for this project is noted below. A copy of the Memorandum of Delegation listing responsibilities for these designees will be provided under separate cover.

POC
Junius Lewis
810 Vermont Avenue, NW
Washington, DC 20420
Phone: (202) 461-6760
Email: junius.lewis@va.gov

4. Contractor’s Point of Contact for all contractual issues on subject order is:
InferX Corporation
1600 International Drive, Suite 110
McLean, VA 22102
Attn: Dr. Jerzy Bala (703) 917-0880 ext. 226
Email: jbala@inferx.com

Key Personnel: The key personnel identified in the Contractor’s proposal shall be considered key personnel essential for successful completion of the work performed under this order. The Contractor agrees that such personnel shall not be removed, diverted or replaced from the work without prior written approval from the Contracting Officer (CO).

5. Contract Performance Period: The Period of Performance for this effort is for six (6) months from date of award.

STATEMENT OF WORK
OUTSIDE CONSULTANCY SUPPORT

C.1 TITLE

Department of Veterans Affairs National Teleretinal Imaging Program automated system to assist in interpreting readings

C. 2. OBJECTIVES

The services contracted for, through this statement of work, will enable the Veterans Health Administration (VHA), within the Department of Veterans Affairs (VA), to assess whether it is appropriate to consider automated systems to assist in the interpretation of teleretinal images taken for the purpose of assessing diabetic retinopathy in routine clinical care.

C.3. BACKGROUND

The Veterans Health Administration (VHA) has almost 7 million enrolled veterans (with about 5 million active users) for whom it provides health care services at an annual cost of approximately $27 billion. Of this population approximately 20% (1 million patients) have diabetes.

To screen this population for diabetic eye disease and prevent avoidable blindness VHA has implemented a national diabetic retinopathy screening program that uses VA information systems to acquire, read and report digital retinal images that have been acquired on digital retinal cameras. The 159 acquisition sites are, or will shortly all be transmitting images to 60 reading sites. The images that are acquired at these sites are transmitted via store-and-forward telehealth using VA’s the digital imaging system – VistA Imaging that complements VA’s national computerized patient record CPRS.

Within 2 years VA anticipates that digital retinal images for 200,000 patients per year will be captured via this system. This will be both new and follow-up patients and provide a means to look at the progression, or non-progression of diabetic eye disease sequentially.

Given the large volume of digital image data and associated reports, VA is interested to learn whether existing endeavors for the automated interpretation to assist in the assessment of these images can be used to:

a) Assess routine clinical digital retinal images
b) Replicate existing reports (sensitivity and specificity is required)
c) Assist readers in interpreting diabetic retinopathy in the future.

C.4. DESCRIPTION OF SERVICES

To provide the Department of Veterans Affairs with an impartial analysis on the design, development to date and future potential of automated reading systems that assesses diabetic retinopathy from digital retinal images to provide decision support in the interpretation of these images in the routine provision of digital retinal screening for diabetic retinopathy within the Veterans Health Administration.

C.5. TYPE OF CONTRACT:
Firm Fixed Price

C. 6. PERFORMANCE REQUIREMENTS

1. The Contractor shall check deliverables with the COTR for each component and meet agreed timeframes, and provide metrics from non-telehealth comparisons.

2. The Contractor’s entire technical proposal submitted in response to this solicitation, as revised and accepted by VA is incorporated herein by reference and shall be a performance requirement of this contract.

3. The Contractor shall fully perform in accordance with the terms of the Government’s requirements.

4. The Contractor shall also fully perform in accordance with its technical proposal when the technical proposal offers more than the Government’s requirements. Failure of the Contractor to fully perform in accordance with the applicable provisions of its technical proposal, as solely determined by the Contracting Officer, will entitle the Government to remedies under the Federal Acquisition Regulations, PART 49 - Termination of Contract.

C.7. Period of Performance:

The Period of Performance for this effort shall be six (6) months from date of award.

A. GENERAL REQUIREMENTS

Section 1.

REQUIREMENTS FOR AUTOMATED READING SYSTEM TO ASSIST IN THE INTERPRETATION OF DIGITAL RETINAL IMAGES TO ASSESS DIABETIC RETINOPATHY

1. Delineate exact requirements for such a system. Including the conceptual basis for how machine learning and pattern recognition would support such a system. The contractor will elaborate how this system would be ideally constructed.

IDEAL No	Description	Minimum Requirements	Notes
1.1
Detailed description of the conceptual basis for the technology approach/es best suited for the purpose of automated reading of digital retinal images to assist in the interpretation of diabetic retinopathy
Narrative text with supporting evidence from published literature.
1.2.
A detailed description of the technology components required for automated reading of digital retinal images to assist in the interpretation of diabetic retinopathy. This will include:

• Methodology for acquiring images
• Mechanism for reviewing the images
• Nature of the algorithms for machine learning to interpret images
• Constraints, caveats and complexities associated with technology including critical success factors and the degrees of tolerance to anticipate.
• Quality assurance/safety mechanisms

A section of the report that delineates the process from image acquisition to provision of an automated report to assist the reader together with the process for the reader to accept or reject the report.

1.3.	Outline of the workflow and “people” processes associated with the automated reads.	A detailed mapping of associated processes including log on and password protection.	1. Per curriculum at training. 2. deviations?
1.4.	A list of all standards that need to be adhered to make the platform as “open systems” as possible. Including the preferred operating system, data fields and data exchange processes.	An Appendix in the report with all standards that are referred to in the text with explanatory notes, as required.
1.5.
System security and integrity requirements. This needs to include mechanisms to prevent inadvertent or malicious tampering with the system or reports and an audit trail to check activities of those logged onto the system The administrator requirements need to be delineated in the “people” requirements above but need to be documented here in terms of system design for security.
A detailed section of system integrity and security with necessary explanations.
1.6.	Privacy and confidentiality of data	An outline of the standards for data transfer and use of encryption and data privacy and protection in the system itself and all feeds to the system.

2. Ranked comparison the current systems in development for the automated interpretation of digital retinal images with the ideal requirements.

Vendor No	Description	Minimum Requirements	Notes

2.1.
Research through published literature, Internet information and personal visit the systems listed in Appendix 1 for the purpose of providing a detailed analysis of the comparison between this system and the ideal requirements outlined in General Requirements 1 above.
Complete analysis of all requirements of the review system and how it compares with the “ideal” system for each of the systems listed in Appendix 1.
2.2.
Compare each of the vendor systems with the ideal requirements with a check list of how well each system meets the requirements. This needs to include a recommendation as to whether a system is viable or non viable and give an explanation
Detailed analysis of all necessary dimensions and assessment of scalability to production version potential.

3. Provide recommendations as to which if any of the existing automated systems to assist in the interpretation of teleretinal images are sufficiently robust to work to develop in VHA and link with the databank of images in VHA. Attention will be given to:

Options No	Description	Minimum Requirements	Notes
3.1.
A detailed recommendation, if one exists of which system or systems is worthy of using and or developing. This needs to cover the following:
• Image format compatibility
• Image exchange
• Image storage and accessibility
• Viability of conceptual model
Sensitivity and specificity requirements
• Obviating non-diabetic conditions of the eye
• Usability
• Scalability to production model
• Software design and stability
 Versioning of software
• Future hardware requirements
• Security
• Standards for data
• Critical success factors
• Patent issues
• Licensing of software components or technology
• Intellectual property issues

A clear analysis of the options to consider and why with purchase or development costs being factored in and a breakdown of where these costs would be and of contingencies that might need to be built-in.

4. If a suitable existing technology exists, or is in development for the purpose of assisting with interpretation of digital retinal images taken to screen for diabetic retinopathy what would be the projected costs

Cost No	Description	Minimum Requirements	Notes
4.1.
A detailed cost projection with possible variances for the following for the preferred option if one is forthcoming:
• An initial pilot evaluation?
• Linking this technology with the VHA storage capacity for digital retinal images?
• Refining the machine reading process?
• Taking this into a routine production version?
Itemized costs for each of the pieces required including costs on VA’s side for any assistance in development. These costs need to include development costs and projected recurring costs.

C.8. EVALUATION CRITERIA

Quotes will be reviewed and evaluated in accordance with the evaluation criteria identified below:
Each offeror’s submission is evaluated according to the factors shown below. Factors A. Understanding of the Problem; Factor B. Personnel Qualifications; and Factor C. Past Performance /Organizational Experience are of equal importance. Factor D. Price is less important. Sub-factors listed under each factor are of equal importance to each other. Factors are listed in order of importance.

TECHNICAL QUOTE (Volume 1)

A. Clear Understanding of the Requirement

1. Clearly demonstrate an understanding of the work, technical requirements, and specific tasks to be performed.

2. Evidence of that specific methods and techniques for proposed are appropriate, complete and adequate.

B. Personnel Qualifications

1. Identification of key roles and specific responsibilities for each key role.

2. Qualifications of the professional and technical experts proposed are adequate for full performance of task.

3. Project Manager and senior level professionals proposed are qualified, available.

C. Past Performance/Organizational Experience

1. Evidence that the organization has current capabilities; and for assuring performance of this requirement; evidence of supporting subcontractors, consultants and business partners will be considered.

2. Appropriate mix and balance of education and training of team members.

3. The Offeror shall identify three (3) contracts/task orders with the Federal Government and/or commercial customers that demonstrate recent and relevant past performance. Recent is defined as within the last three years. Relevant is defined as work similar in complexity and magnitude of the work described in this Statement of Work. Include the following information:
• Project title
• Description of the project
• Contract number
• Contract amount
• Government Agency/Organization and Point of Contact
The Government may also consider information obtained through other sources. Past performance information will be utilized to determine the quality of the contractor’s past performance as it relates to the probability of success of the required effort.

PRICE QUOTE (Volume 2)

E. Price/Cost

Technical Factors are more important than cost or price. Selection of the firm to perform this task order will be based on the Government’s assessment of the best overall value.

CONTRACT AWARD

Contract award shall be made to the responsible Offeror whose offer, in conforming to this RFQ, provides an overall best value to the Government, technical evaluation factors, and cost considered. The Government's objective is to obtain the highest technical quality considered necessary to achieve the project objectives, with a realistic and reasonable cost. Technical evaluation factors are more important than cost. In the event quotes are evaluated as technically equal in quality, price or cost will become a major consideration in selecting the successful Offeror.

C.9. TRAVEL

The contractor shall be entitled to recover reasonable non-local transportation costs incurred for employees. Allowable travel cost shall be determined in accordance with Subpart 31.2 of the Federal Acquisition Regulations. Reimbursement of travel costs shall be made when the contractor submits an invoice for travel along with supporting documentation (receipts as required by Federal Travel Regulations). Expenses for subsistence and lodging shall be reimbursed to the contractor only to the extent that overnight stay is necessary and authorized for performance of services under this task order at the per diem rates authorized by the Federal Travel Regulations in effect at that time.

C.10. CONFIDENTIALITY AND NON DISCLOSURE

It is agreed that:

The preliminary and final deliverables and all associated working papers, and other materials deemed relevant to the VA, which have been generated by the Contractor in the performance of this contract, are the exclusive property of the U.S. Government and shall be submitted to the Contracting Officer for response.

The Contracting Officer will be the sole authorized official to release verbally or in writing, any data, the draft deliverables, the final deliverables, or any other written or printed materials pertaining to this contract. No information shall be released by the contractor. Any request for information relating to this contract presented to the contractor shall be submitted to the Contracting Officer.

Press releases, marketing material or any other printed or electronic documentation related to this contract, shall not be publicized without the written approval of the Contracting Officer.

The Contractor will retain files received from the VA for 30 calendar days after the mailing date. Files must be destroyed when they reach 31 days old. The Contractor shall not use any of the data for any purpose and shall not share the data with any other entity.

C.11. INVOICING AND EQUIPMENT ACCEPTANCE

Invoices must include certifications, signed by the Client Representative, the name of the contractor, task/deliverables, billing hours for invoice period, current cumulative billing hours, dollar amount for invoicing period, current cumulative hours and dollars expended, and one invoice per month. All invoices must be certified by the government representative prior to remitting for payment.

Regular Mail:
VA Austin Finance Service Center (VAFSC)
VAFSC FOS Region 1 Team
P. O. Box 149971
Austin, TX 78714
Phone # 512-460-5544
Email: www.fsc.va.gov
FAX: 512-460-5540

C.12. SCHEDULE OF DELIVERABLES

The proposed schedule shall include working with the Josline Vision Network in Boston, MA, VHA leads for teleoptometry/teleophthalmology, Dr. M. Goldsbaum, University of California, San Diego CA and the Office of Care Coordination, Washington, DC to:

a) Delineate exact requirements for such a system. Including the conceptual basis for how machine learning and pattern recognition would be engineered and the hardware and software used to support this infrastructure.

b) Review and provide an assessment of published material and visiting sites of vendors/developers of teleretinal interpretation systems (appendix 1) and the current configurations and state of development of existing automated systems to assist in the interpretation of digital retinal images.

c) Compare the current systems in development for the automated interpretation of digital retinal images with the requirements delineated in a) above.

d) Provide recommendations as to which if any of the existing automated systems to assist in the interpretation of teleretinal images are sufficiently robust to work to develop in VHA and link with the databank of images in VHA. Attention will be given to:

a. Image format compatibility
b. Image exchange
c. Image storage and accessibility
d. Viability of conceptual model
e. Sensitivity and specificity requirements
f. Obviating non-diabetic conditions of the eye
g. Usability
h. Scalability to production model
i. Software design and stability
j. Versioning of software
k. Future hardware requirements

e) If a suitable existing technology exists, or is in development for the purpose of assisting with interpretation of digital retinal images taken to screen for diabetic retinopathy what would be the projected costs of:

a. An initial pilot evaluation?
b. Linking this technology with the VHA storage capacity for digital retinal images?
c. Refining the machine reading process?
d. Taking this into a routine production version?

C.13. REPORTING

The Contractor will provide monthly reports of status and performance on each guideline. The format for the report will be submitted in draft by the Contractor within 20 days of award and finalized within 2 weeks following approval by the COTR. The schedule for deliverables will be determined by the work group meeting schedules and approved in advance by the COTR. The Contractor will meet face-to-face at least monthly in Washington, DC with the COTR and other staff involved with contract administration. The Contractor will provide summary reports of management meetings with Central Office staff. These reports will be in a format approved by the Contracting Officer or designee and will be submitted for the revision and approval by the COTR. Reports are due 14 days after each meeting. This report will also identify any problems that have arisen but have not been completely resolved with an explanation.

C.14. PLACE AND PERIOD OF PERFORMANCE

All work shall be performed at location as determined and agreed to by Chief Consultant, Office of Care Coordination, Washington DC., with meetings at VHA Central Office as necessary.

The period of performance for this effort is for 6 months from date of award.

All contractor personnel shall follow a standard work schedule: Monday through Friday 8am-530pm. The following Federal Holidays shall be observed as non-working days:

1. New Year's Day	1 January
2. King's Birthday	Third Monday in January
3. President's Day	Third Monday in February
4. Memorial Day	Last Monday in May
5. American Independence Day	4 July
6. Labor Day	First Monday in September
7. Columbus Day	Second Monday in October
8. Veteran's Day	11 November
9. Thanksgiving Day	Fourth Thursday in November
10. Christmas Day	25 December

   Plus any other day designated by the following:
• Federal statute.
• Executive Order.
• The Director, Office of Personnel Management
• Presidential proclamation.

When any such day falls on a Saturday, the preceding Friday is observed; when any such day falls on Sunday, the following Monday is observed. It is understood and agreed between the Government and the Contractor that observance of these days by the Contractor personnel shall not "on-its-face" cause an additional period of performance, or entitlement of compensation except as set forth above.
When administrative leave is granted to the on-site Federal employees, on-site Contractor personnel will also be dismissed. When administrative leave is granted to Contractor personnel because of inclement weather, potentially hazardous conditions or other special circumstances, it will be without loss to the Contractor. The cost of salaries for on-site personnel for the period of any such excused absence will be reimbursed as though the employee had worked those hours.

C.15. CONTRACT CLAUSES

FAR 52.217-8   Option to Extend Services (Nov 1999)

The Government may require continued performance of any services within the limits and at the rates specified in the contract. These rates may be adjusted only as a result of revisions to prevailing labor rates provided by the Secretary of Labor. The option provision may be exercised more than once, but the total extension of performance hereunder shall not exceed 6 months. The Contracting Officer may exercise the option by written notice to the Contractor within 14 days.
(End of Clause)

FAR 52.217-9   Option to Extend the Term of the Contract (March 2000)

a) The Government may extend the term of this contract by written notice to the Contractor within 7 days; provided that the Government gives the Contractor a preliminary written notice of its intent to extend at least 30 days before the contract expires. The preliminary notice does not commit the Government to an extension. (b) If the Government exercises this option, the extended contract shall be considered to include this option clause. (c) The total duration of this contract, including the exercise of any options under this clause, shall not exceed 5 Years.

(End of Clause)

VAAR 852.233-71 Alternate Protest Procedure: As an alternative to filing a protest with the contracting officer, an interested party may file a protest with the Deputy Assistant Secretary for Acquisition and Material Management, Acquisition Administration Team, Department of Veterans Affairs, 810 Vermont Avenue, NW, Washington, DC 20420, or, for solicitations issued by the Office of Facilities Management, the Chief Facilities Management Officer, Office of Facilities Management, 810 Vermont Avenue, NW, Washington, DC 20420. The protest will not be considered if the interested party has a protest on the same or similar issues pending with the contracting officer.

VAAR 852.237-70 Contractor Responsibilities: The contractor shall obtain all necessary licenses and/or permits required to perform this work. He/she shall take all reasonable precautions necessary to protect persons and property from injury or damage during the performance of this contract. He/she shall be responsible for any injury to himself/herself, his/her employees, as well as for any damage to personal or public property that occurs during the performance of this contract that is caused by his/her employees fault or negligence, and shall maintain personal liability and property damage insurance having coverage for a limit as required by the laws of the District of Columbia. Further, it is agreed that any negligence of the Government, its officers, agents, servants and employees, shall not be the responsibility of the contractor hereunder with the regard to any claims, loss, damage, injury, and liability resulting therefrom.

(End of Clause)

VAAR 852.270-1 Representatives of Contracting Officers: The contracting officer reserves the right to designate representatives to act for him/her in furnishing technical guidance and advice or generally supervise the work to be performed under this contract. Such designation will be in writing and will define the scope and limitation of the designee’s authority. A copy of the designation shall be furnished the contractor.

(End of Provision)

VAAR 852.270-4 Commercial Advertising: The bidder or offeror agrees that if a contract is awarded to him/her, as a result of this solicitation, he/she will not advertise the award of the contract in his/her commercial advertising in such a manner as to state or imply that the Department of Veterans Affairs endorses a product, project or commercial line of endeavor.

(End of Clause)

Note: Due to heightened security concerns all vendors are advised that service shall be provided in accordance with the safeguards of VA Directive 6504, Restrictions on Transmission, Transportation and Use Of, and Access To, VA Data outside VA Facilities, issued June 7, 2006. The directive identifies compliance with the technology and processes necessary to ensure that all VA sensitive data (personal identifying data such as name, address, SSN and date of birth; and, personal information such as medical condition, diagnostic codes, treatments, medications or billing information) is secure. This includes data that is stored, generated or exchanged by VA, a contractor, subcontractor or a third party, or of any of these entities, regardless of format (i.e., paper, microfiche, electronic or magnetic portable media), or whether it resides on a VA or contractor or subcontractor’s electronic information system. This document (in full text) may be found at http://www.va.gov/pubs/directives/Information-Resources-Management-(IRM)/6504dir06.doc

C.16. TASK ORDER TERMINATION

VA has the right to terminate (in whole or in part) this task order at any time in accordance with the termination clauses of the governing GSA Schedule Contract. The Contractor will be paid only for the services rendered up to the point of receiving the termination notice, and then only to the extent that those services meet the requirements of this SOW.

C.17. CONTRACTING AND ADMINISTRATION AUTHORITY

The Contracting Officer is the only person authorized to approve changes or modify any of the requirements under this contract on behalf of the Government. In the event the contractor affects any change(s) at the direction of any person other than the Contracting Officer that change shall be considered to have been made without authority and no adjustment in price shall be made in the contract to cover any increase in charges incurred as a result thereof. The Contractor shall submit all requests for modification of this contract and any inquiries pertaining to the administration of the contract to the Contracting Officer.
Office of Acquisition and Material Management (049A3H)
Department of Veterans Affairs
810 Vermont Avenue, NW
Washington, DC 20420
Telephone Number:

Contact for Technical Questions:
Department of Veterans Affairs
Office of Care Coordination
810 Vermont Avenue, NW
Washington, DC 20420
Telephone Number:
E-mail:

C.18. PROPOSAL SUBMISSION INSTRUCTIONS

1. The Offeror is asked to respond in accordance with the Firm Fixed Price
Proposal Pricing Instructions

2. The contractor shall complete the schedule B price matrix below. The prices shall be all inclusive and contain all costs associated with the deliverable. The contractor shall provide adequate price details to enable the government to perform a comprehensive price analysis. All travel expenses, training, and other direct costs are to be included in the total solution price. The Government reserves the right to make a contract award without further discussion; contractors are encouraged to propose their best price.

Schedule B Price Matrix

Work Description	Material and Labor	Total

Delineate exact requirements for such a system
Ranked comparison the current systems
System Recommendations
System Development Cost Estimates